Exhibit 99.1

TransCode Therapeutics (RNAZ) announces the acquisition of Polynoma and a $25 Million strategic financing by a subsidiary of CK Life Sciences to form a first-in-class unique immuno-oncology and metastatic prevention oncology company

•	TransCode acquires 100% of the issued and outstanding interests of Polynoma from CK Life Sciences
•	Concurrent equity investment of $25 Million from CK Life Sciences into TransCode
•	TransCode expands its microRNA-based pipeline with Polynoma’s Phase 3-ready seviprotimut-L, a novel polyvalent shed antigen vaccine for the adjuvant treatment of melanoma
•	Philippe Calais, PharmD, PhD, becomes Chief Executive Officer and remains Chairman of the Board. Tom Fitzgerald, MBA, remains Chief Financial Officer. Elizabeth Czerepak, MBA, appointed as a new independent Board Member and Chairperson of the Audit Committee

BOSTON, MA and SAN DIEGO, CA, October 8, 2025 (GLOBE NEWSWIRE) – TransCode Therapeutics, Inc. (NASDAQ: RNAZ) (“TransCode or the “Company”) announced today that it entered into a definitive agreement to acquire Polynoma LLC, a privately-held biotechnology immuno-oncology company. Polynoma is developing a late-stage candidate, seviprotimut-L, a novel polyvalent shed antigen vaccine for the adjuvant treatment of stage IIB and IIC melanoma.

Concurrent with the Polynoma acquisition, TransCode announced a $25 million investment from CK Life Sciences Int’l., (Holdings) Inc. (“CK Life Sciences”) to be used primarily to advance clinical development of TransCode’s lead microRNA asset, TTX-MC138, into a Phase 2 clinical trial.

Philippe Calais, PharmD, PhD, has been appointed as TransCode’s Chief Executive Officer and remains Chairman of the Board of Directors, but has stepped down from his positions on the Board’s Audit Committee and Compensation Committee. Tom Fitzgerald steps down as Interim Chief Executive Officer but remains Chief Financial Officer and a member of the Board Directors. There are no other changes to the executive team. TransCode expects to retain several finance, development and manufacturing professionals from Polynoma. Elizabeth Czerepak, MBA, has been selected as a new independent board member and becomes Chairperson of the Audit Committee, effective as of the closing of the transaction.

Dr. Philippe Calais stated that “I am very honored to deepen my commitment and lead TransCode’s transformation into a one-of-a-kind leading oncology company at this critical time. We are grateful for CK Life Sciences’ investment and their support of our miRNA candidate, TTX-MC138, as we now have the funding in place to fully execute our upcoming TTX-MC138 Phase 2. This acquisition allows us to create a unique and broader pipeline with Phase 3 ready seviprotimut-L, and potentially realize synergies between both technologies, for the ultimate benefit of patients suffering from cancer and metastases. Between the two programs, we see a unique potential to augment seviprotimut-L’s focus with our microRNA lead program, TTX-MC138, by addressing the micrometastases in stage IIB and IIC melanoma patients.”

“Finally, I express my gratitude to Tom Fitzgerald for his remarkable dedication and commitment as he steps down from the Interim Chief Executive Officer position to revert to his previous role as Chief Financial Officer. I extend a warm welcome to all our new colleagues transitioning from Polynoma and to Elizabeth Czerepak, our new Independent Board member. All the ingredients are now in place to fully execute on our ambitious plan and deliver value to our shareholders” said Dr. Calais.

TransCode’s Proprietary Expanded Pipeline:

Clinical stage Programs:

•	TTX-MC138 targets microRNA-10b, believed to be a master regulator of metastatic cancer across multiple indications
•	Seviprotimut-L is a novel polyvalent shed antigen vaccine aimed at melanoma patients that have limited options in stage IIB and IIC

Pre-clinical Programs:

•	R&D exploration of combining TTX-MC138 and seviprotimut-L technologies
•	TTX-siPDL1, siRNA-based modulator of PD-L1
•	TTX-RIGA, RNA-based agonist of RIG-I
•	TTX-siMYC, RNA-based inhibitor of c-MYC

About the Acquisition and Financing

Pursuant to the definitive agreement, the sole stockholder of Polynoma, an indirect wholly-owned subsidiary of CK Life Sciences, will receive an aggregate of 83,285 shares of common stock and 1,152.9568 shares of non-voting Series A convertible preferred stock (with a 1:10,000 conversion ratio of preferred to common) (the “Series A Preferred Stock”). Concurrent with the acquisition, TransCode entered into an investment agreement with a subsidiary of CK Life Sciences in which that entity has purchased in a private placement an aggregate of 223.7337 shares of non-voting Series B convertible preferred stock (with a 1:10,000 conversion ratio of preferred to common) (the “Series B Preferred Stock, and together with the Series A Preferred Stock,” the “Preferred Stock”) for an aggregate consideration of $25 million, consisting of $20 million in cash and a promissory note with an aggregate principal amount of $5 million. Both transactions are expected to close on October 8, 2025. This represents, on a fully diluted basis, approximately 91% for CK Life Sciences and approximately 9% for the pre-acquisition stockholders of TransCode (including transaction fees) and a combined fully diluted equity value of approximately $165 million. Additional conditional payments totaling $95 million may be payable to the CK Life Sciences subsidiary upon the achievement of clinical, regulatory and commercial milestones for seviprotimut-L. The issuance of shares of common stock upon conversion of the Preferred Stock issued in the acquisition and the financing shall be subject to stockholder approval in compliance with the rules of the Nasdaq Stock Market where applicable. A non-transferrable CVR will be distributed to TransCode stockholders of record as of October 20, 2025 to receive certain proceeds received by TransCode, if any, related to future upfront, development or regulatory milestone payments resulting from a corporate partnering transaction of TTX-MC138.

Tungsten Advisors served as the exclusive financial advisor and sole placement agent to TransCode. Orrick, Herrington & Sutcliffe, LLP is serving as legal counsel to TransCode. Freshfields US LLP served as legal counsel to CK Life Sciences and its subsidiaries.

About TransCode Therapeutics

TransCode is a clinical-stage oncology company focused on treating metastatic disease. The Company is committed to defeating cancer through the intelligent design and effective delivery of RNA therapeutics based on its proprietary TTX nanoparticle platform. The Company's lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors which overexpress microRNA-10b, a unique, well-documented biomarker of metastasis. In addition, TransCode has a portfolio of other first-in-class RNA therapeutic candidates designed to overcome the challenges of RNA delivery and thus unlock therapeutic access to a variety of novel genetic targets that could be relevant to treating a variety of cancers.

About Polynoma

Polynoma LLC is a U.S. immuno-oncology focused biopharmaceutical company headquartered in San Diego, California. A wholly-owned subsidiary of CK Life Sciences Int'l., (Holdings) Inc., Polynoma's lead asset is a novel polyvalent shed antigen vaccine, seviprotimut-L, for the prevention of recurrence of melanoma. The vaccine has been safely administered in more than 1,000 patients.

About CK Life Sciences

CK Life Sciences Int’l., (Holdings) Inc. is listed on The Stock Exchange of Hong Kong Limited.  With the mission of improving the quality of life, CK Life Sciences is engaged in healthcare research and development, with operating businesses that enable its R&D sustainability. CK Life Sciences is a member of the CK Hutchison Group.

Company Contact

TransCode Therapeutics, Inc.

Tania Montgomery-Hammon, VP of Business Development

tania.montgomery@transcodetherapeutics.com

Forward-Looking Statements

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to the Company’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Important Additional Information and Where to Find It

The Company, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s expected special meeting seeking stockholder approval of conversion of the Preferred Stock and other matters related to the conversion of the Preferred Stock and the acquisition and financing. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise can be found in TransCode Therapeutics, Inc.’s proxy statement for its 2025 Annual Meeting of Stockholders, filed with the SEC on July 15, 2025. To the extent holdings of the Company’s common stock have changed since the amounts set forth in TransCode Therapeutics Inc.’s proxy statement for the 2025 Annual Meeting of Stockholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. The Company intends to file a proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from Company stockholders in connection with the Company’s expected special meeting seeking stockholder approval of conversion of the Preferred Stock and other matters related to the conversion of the Preferred Stock and the acquisition and financing. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for such special meeting, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AS WELL AS ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain copies of the proxy statement, any amendments or supplements to the proxy statement, the accompanying proxy card, and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov.